Exhibit 99.1

Draft

For immediate release

COMPETITIVE TECHNOLOGIES EXTENDS AGREEMENT FOR CALMARE® SCRAMBLER THERAPY® PAIN TREATMENT DEVICE TO TEN YEARS

Fairfield, CT – (July 6, 2012) – Competitive Technologies, Inc. (OTCQX: CTTC) announced today that is has negotiated a five-year extension to its agreement for the Calmare® pain therapy device utilizing "Scrambler Therapy"® technology. The agreement with Professor Giuseppe Marineo and Delta Research & Development, dated April 1, 2011, provided a five-year term expiring March 30, 2016 which has now been extended to March 30, 2021.

In a related decision, CTTC has chosen to concentrate its sales and marketing programs for the Calmare device primarily in the Western Hemisphere including the USA, Canada, Mexico and the countries of Central and South America, as well as Australia and New Zealand.  As opportunities arise for Calmare-related sales or distributorships activities in countries outside the focus region, CTTC will coordinate with Professor Marineo who will be managing such activities for the mutual benefit of the partners.

"This contract extension resolves our concern regarding the term length of the general contract.  Concentrating our resources on sales in the US, the largest medical device market in the world, keeps us from being too widely spread for our capability.  Professor Marineo will assume management responsibility for existing distribution agreements for countries outside our focus area and CTTC will retain a financial interest in those relationships," said Johnnie D. Johnson, CEO for Competitive Technologies, Inc.

"Obtaining insurance reimbursement from private insurers and from Medicare continues to be our operations goal so that patients can receive insurance coverage for the use of Calmare therapy and to allow patients to avoid the use of opioids or habit forming medication for pain therapy," Mr. Johnson continued.  "Progress is being made on both fronts as we demonstrate the cost-benefit analysis for the Calmare device versus alternative pain treatments.

"The additional funding process is slower than expected," Mr. Johnson acknowledged.  "However, progress is being made and more announcements will be made as financing arrangements are fully complete."

About Competitive Technologies, Inc.

Competitive Technologies is a global leader in developing and commercializing innovative products and technologies.  CTTC is multifaceted, providing distribution, patent and technology transfer, sales and licensing services.  CTTC's staff is focused on the needs of customers and matching those requirements with commercially viable products or technology solutions.

CTTC is the licensed distributor of the non-invasive Calmare® pain therapy medical device, which incorporates the biophysical "Scrambler Therapy"® technology developed in Italy by CTTC's client, Professor Giuseppe Marineo to treat neuropathic pain, including cancer pain (The official "Scrambler Therapy"® technical website is at http://www.scramblertherapy.org/english.htm.).  The Calmare® device is currently being manufactured for sale by GEOMC Co., Ltd. of Seoul, South Korea.  For more information on the device, visit www.calmarett.com.  Visit CTTC's website: www.competitivetech.net.

Statements made about our future expectations are forward-looking statements and subject to risks and uncertainties as described in our most recent Annual Report on Form 10-K/A for the year ended December 31,

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2011, filed with the SEC on May 15, 2012, and other filings with the SEC, and are subject to change at any time. Our actual results could differ materially from these forward-looking statements. We undertake no obligation to update publicly any forward-looking statement.

Direct inquiries to:  Jean Wilczynski, IR Services, LLC (860.434.2465 / info@corpirservices.com).